Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE, INC. ("BNPP PB, Inc.") and the counterparty specified on the signature page ("Customer"), hereby enter into this Committed Facility Agreement (this "Agreement"), dated as of the date specified on the signature page.
Whereas BNPP PB, Inc. and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the "U.S. PB Agreement") (the U.S. PB Agreement and this Agreement, collectively, the "40 Act Financing Agreements").
Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB, Inc. to provide financing to Customer under the 40 Act Financing Agreements.
Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)
Capitalized terms not defined in this Agreement have the respective meaning assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term "Contract," as defined in the U.S. PB Agreement.

(b)	"Account Agreement" means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	"Collateral Requirements" means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

(d)	"Default" is defined in Section 9(c) hereof.

(e)
"Default Action" means exercising any rights of set-off, liquidating positions or Contracts, terminating or accelerating any loan or Contract, canceling orders, closing out transactions, deducting charges from an account (other than normal charges for interest, clearing fees and ticket charges), selling any or all of the securities and commodities or other property that may be in possession or control of the BNPP Entities (either individually or jointly with others), buying-in any securities, commodities or other property that Customer's account or accounts may be short, or acting as attorney-in-fact with respect to Customer, any Customer account or any property in a Customer account.

(f)	''Eligible Securities" shall have the meaning ascribed to such term in Appendix A hereto.

(g)	"Initial NAV" means the Net Asset Value of Customer as of the date of execution hereof.

(h)
"Maximum Commitment Financing" means $75,000,000 USD; provided, however, that the Maximum Commitment Financing may be reset to a higher amount if Customer delivers a written request ("Reset Notice") for such increase (such amount of increase, an "MCF Increase") within twelve calendar months of the execution date indicated on the signature page hereof and BNPP PB, Inc. approves (such approval to be in BNPP PB, Inc.'s sole discretion) the MCF increase (with the new Maximum Commitment Financing to take effect as of BNPP PB, Inc.'s approval); and provided, further, that if the regulatory or tax treatment of Customer's borrowings change in a manner substantially adverse to Customer, then Customer may, to the extent necessary, reduce the Maximum Commitment Financing or terminate this Agreement to address the adverse change, upon written notice to BNPP PB, Inc. setting forth in reasonable detail its basis for the reduction or termination.

(i)	"Net Asset Value" means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with the 1940 Act.

(j)
"Net Asset Value Floor" means, with respect to Customer, an amount equal to 50% of the Initial NAV (such initial 50% amount, the "Execution Date NAV Floor"); provided, however, that following the date hereof, the Net Asset Value Floor shall equal the greater of (i) the Net Asset Value Floor on the Execution Date or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer's Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(k)
"Outstanding Debit Financing" means the aggregate net cash balance (excluding current short sale proceeds) held under the 40 Act Financing Agreements if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit. For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, BNPP PB, Inc. will convert each of these balances into USD at prevailing market rates to determine Customer's aggregate net cash balance.

(l)
"Portfolio Gross Market Value" means the Gross Market Value (as defined in Appendix A attached hereto) of all of Customer's Positions that are Eligible Securities (as defined in Appendix A attached hereto).

(m)	"Renewal Due Date" means as defined in Appendix B attached hereto.

(n)	"1940 Act" means the Investment Company Act of 1940, as amended.

2.	Scope of Committed Facility -

Subject to Section 3, BNPP PB, Inc. shall make available cash financing under and in accordance with the 40 Act Financing Agreements in an amount up to the Maximum Commitment Financing, and may not take any of the following actions except upon at least 180 calendar days' prior notice (the "Facility Modification Notice"):

(a)	modify the Collateral Requirements;

(b)	recall any cash loan under the 40 Act Financing Agreements;

(c)	modify the interest rate spread on cash loans under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)
modify the fees, charges or expenses other than those described in clause (c) above, as set forth in Appendix B attached hereto (the "Fees"), provided that BNPP PB, Inc. may modify any Fees immediately if (i) the amount of such Fees charged to BNPP PB, Inc., as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases made by BNPP PB, Inc. generally to its customers; or

(e)	terminate any of the 40 Act Financing Agreements.

3.	Conditions for Committed Facility -

The commitment as set forth in Section 2 only applies so long as -

(a)	Customer satisfies the Collateral Requirements; and

(b)	no Default or Facility Termination Event has occurred.

4.	Arrangement, Renewal and Commitment Fees -

(a)	Customer shall pay an arrangement fee as set forth in Appendix B.

(b)	Customer shall pay when due a renewal fee as set forth in Appendix B.

(c)	Customer shall pay a commitment fee as set forth in Appendix B.

5.	No Right of Substitution -

(a)
After BNPP PB, Inc. sends a Facility Modification Notice, Customer may not substitute any collateral, provided that Customer may purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that BNPP PB, Inc. may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a commercially reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

(b)
Prior to BNPP PB, inc. sending a Facility Modification Notice, Customer may substitute collateral, provided that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

6.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer orally or via facsimile or electronic mail or such delivery method as the parties otherwise agree (in each case, with delivery deemed when sent): (i) on or before 10:00 a.m, (New York time) on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 10:00 a.m. (New York time) on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

7.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements until such time as no assets remain in the Account.

8.	Financial Information -

Customer shall provide BNPP PB, inc. with copies of -

(a)
the most recent annual report of Customer containing financial statements audited by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)
the most recent monthly financial statement of Customer, including performance returns and net asset value of Customer, as soon as available and in any event within 30 calendar days after the end of each month; and

(c)	the estimated net asset value statement of Customer as of any Business Day, within one Business Day after request therefor by BNPP PB, Inc.

9.	Termination -

(a)	Upon the occurrence of a Facility Termination Event (as defined in clause (d) below), this Agreement automatically terminates.

(b)	Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

(c)	Each of the following events constitutes a "Default":

i.	Customer fails to meet the Collateral Requirements within one Business Day after the time periods set forth in Section 6;

ii.
Customer fails to deliver the financial information (1) within five Business Days after the time periods set out in Sections 8(a) and (b), and (2) within one Business Day after the time period set out in Section 8(c), provided that such cure periods shall apply only in respect of Section 8;

iii.
any representation or warranty made or deemed made by Customer to BNPP PB, Inc. under any 40 Act Financing Agreements (including under Section 7 herein) proves false or misleading when made or deemed made;

iv.
Customer fails to comply with or perform any agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those otherwise covered by Section 9), provided, however, that other than a failure by Customer to make a payment due to a BNPP Entity or a Default as otherwise set forth in Section 9, such event or occurrence shall not be deemed a Default and Default Action may not be taken unless Customer has failed to remedy such event or occurrence within five Business Days of its receipt or deemed receipt, pursuant to Section 12(a) of Exhibit A of the U.S. PB Agreement, of notice of such event or occurrence;

v.
Customer becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for at! or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts, provided that, in the case of a proceeding instituted against Customer, the existence of such proceeding shall not constitute a Default unless such proceeding is not dismissed, discharged, stayed or restrained, in each case, within one Business Day of the institution thereof, or if, within such one Business Day period, Customer provides information to the BNPP Entities which shows (in the sole discretion of the BNPP Entities) that such proceeding is likely to be dismissed, discharged, stayed or restrained within 5 Business Days of the institution thereof, in which case such proceeding shall not constitute a Default unless such proceeding is not dismissed, discharged, stayed or restrained, in each case, within 5 Business Days of the institution thereof;

vi.
the occurrence of a repudiation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity, if applicable) by Customer under any contract with a BNPP Entity or affiliate of a BNPP Entity; or

vii.	Customer changes its fundamental investment policies.

(d)	Each of the following events constitutes a "Facility Termination Event":

i.
there occurs any change in BNPP PB, Inc.'s interpretation of any Applicable Law or the adoption of or any changes in the same that, in the reasonable opinion of counsel to BNPP PB, Inc., has the effect with regard to BNPP PB, Inc. of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB, Inc.); provided, however, that it shall not be a Facility Termination Event if there occurs a change in, or change in BNPP PB, Inc.'s interpretation of, any Applicable Law that results in a cost increase to BNPP PB, Inc. (as determined in its sole discretion), rather than a prohibition (as determined in BNPP PB, Inc.'s sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner, as determined by BNPP PB, Inc. in its sole discretion);

ii.
the occurrence of a repudiation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement, if applicable) by Customer under any contract with a third party entity, where the aggregate principal amount of any such contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than $10,000,000;

iii.
(A) as of any day, the Net Asset Value of Customer has declined by thirty percent (30%) or more from the highest Net Asset Value in the preceding one-month period then ending; or (B) as of any day, the Net Asset Value of Customer has declined by forty percent (40%) or more from the highest Net Asset Value in the preceding three- month period then ending; or (C) as of any day, the Net Asset Value of Customer, has declined by fifty percent (50%) or more from the highest Net Asset Value in the preceding 12-month period then ending, provided that, for purposes of (A), (B) and (C), the calculations under this paragraph shall be adjusted to exclude any decline in the Net Asset Value attributable to the payment of distributions, the repayment or redemption of any senior securities representing preferred stock or indebtedness or other corporate actions or any positive change caused by subscriptions, contributions or investments;

iv.
(A) the investment management agreement between Customer and its investment manager ("Advisor") is terminated or (B) Advisor otherwise ceases to act as investment advisor of Customer and a replacement investment advisor approved by BNPP PB, Inc. in its sole discretion has not been appointed immediately; provided, however, that it shall not be a Facility Termination Event under sub-clause (A) if (I) such investment management agreement has automatically terminated in connection with a change of control relating to the Advisor and a new investment management agreement with the Advisor is approved in accordance with applicable law and effective as of such termination date or (II) the investment sub-advisory agreement among the Customer, the Advisor and Analytic Investors, LLC terminates and Guggenheim Partners Asset Management, LLC is appointed as the Customer's subadvisor, as approved by the Customer's Board of Trustees on April 20, 2010;

v.	the asset coverage for all borrowings constituting 'senior securities representing indebtedness (as defined for purposes of Section 18(g) of the 1940 Act) of Customer falls below the 300% minimum required by Section 18 of the 1940 Act or such other minimum percentage as may be approved by U.S. governmental authorities from time to time under applicable U.S. securities law (provided that, for purposes of this provision, such minimum percentage cannot be lower than 200%) and such asset coverage deficiency is not cured within the time provided for in the 1940 Act;

vi.
Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed and such failure continues for at least five Business Days, provided, however, that such additional five Business Day period shall not apply in respect of any filing failure which has a material adverse affect on Customer's business;

vii.	Customer's classification under the 1940 Act becomes something other than as a "closed-end company" as defined under Section 5 of the 1940 Act;

viii.
Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 1940 Act Financing Agreements, including without limitation any further borrowings constituting 'senior securities' (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person;

ix.	Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer over which Bank of New York Mellon has a lien; or

x.	the Net Asset Value of Customer declines below the Net Asset Value Floor.

10.	Renewal -

(a)	If Customer elects to renew this Agreement, it must pay the renewal fee in respect of any Renewal Due Date as specified in Appendix B attached hereto.

(b)
If Customer does not pay the renewal fee in respect of any Renewal Due Date as specified in Appendix B attached hereto, then (I) this Agreement will automatically terminate (without any further need for notice) 180 calendar days following such Renewal Due Date and (ii) Customer shall not be obligated to pay the renewal fee related to such Renewal Due Date. For the avoidance of doubt, nothing in this Section shall affect the ability of BNPP PB, Inc. to terminate this Agreement pursuant to a Facility Modification Notice, or otherwise as permitted hereunder, earlier than the automatic termination provided herein.

11.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

12.	Compliance with Applicable Law -

(a)	Notwithstanding any of the foregoing, to the extent required by Applicable Law -

i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.	BNPP PB, Inc. may recall any outstanding loan under the 40 Act Financing Agreements;

iii.	BNPP PB, Inc. may modify the Collateral Requirements (as and to the extent required by Applicable Law); and

iv.	the BNPP Entities may take Default Action.

(b)
This Agreement will not limit the ability of BNPP PB, Inc. to change the product provided under this Agreement and the 40 Act Financing Agreements as and to the extent necessary to comply with Applicable Law.

(c)
The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law that relates to (i) felonies, (ii) fraud, (iii) activities related to the conduct of Customer's business or (iv) activities related to the securities industry (except in the case of (iii) or (iv), where the failure to do so would not have a material adverse effect on Customer or its ability to perform under the Contracts, as determined by the BNPP Entities)

13.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)
Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(e)
This Agreement and the other 40 Act Financing Agreements shall not be publicly distributed via syndication (for the avoidance of doubt, nothing in this Subsection shall affect the rephypothecation rights in the 40 Act Financing Agreements).

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of June 18, 2010.

Appendix A – Collateral Requirements

THIS APPENDIX forms a part of the Committed Facility Agreement entered into between BNP Paribas Prime Brokerage, Inc. ("BNPP PB, Inc.") and Old Mutual Claymore Long Short Fund ("Customer") (the "Committed Facility Agreement").

1.	Collateral Requirements -

The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the "Positions") shall be the greater of:

(a) the aggregate product of (x) the Collateral Percentage applicable to such Positions and (y) the Current Market Value of such respective Positions;

(b) the sum of the collateral requirements of such Positions as per Regulation T of the Board of Governors of the Federal Reserve System, as amended from time to time;

(c) the sum of the collateral requirements of such Positions as per New York Stock Exchange Rule 431, as amended from time to time; or

(d) 50% of the Portfolio Gross Market Value.

2.	Eligible Securities -

(a)	Positions in the following eligible equity and fixed income security types ("Eligible Securities") are covered under the Committed Facility Agreement:

i.	USD common stock traded on the New York Stock Exchange, NASDAQ, or the American Stock Exchange;

ii.
non-convertible and convertible preferred securities and corporate bonds denominated in USD, provided such securities are issued by an issuer incorporated in one of the following countries: USA, Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia, Hong Kong, Portugal; or

iii.
non-USD common stock, provided such stock is (A) listed in the FTSE World Index, (B) traded on a major exchange in one of the following countries: Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia, Hong Kong or Portugal and (C) denominated in one of the following currencies: CAD, GBP, EUR, JPY, CHF, AUD, HKD or SEK.

(b)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

i.	any security type not covered above, as determined by BNPP PB, Inc. in its sole discretion;

ii.	any short security position;

iii.
any security offered through a private placement or any restricted securities (excluding, for the purposes of this subclause, corporate debt or preferred securities offered under Rule 144A of the Securities Act of 1933, as amended);

iv.	any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company, Euroclear, or Clearstream;

v.	any securities that are municipal securities, asset-backed securities, mortgage securities, or Structured Securities (notwithstanding the fact that such securities would otherwise be covered);

vi.
to the extent 35% of the Eligible Securities' Current Market Value consists of non-investment grade corporate bonds and/or preferred securities (for the avoidance of doubt, unrated securities are considered to be non-investment grade), any non-investment grade corporate bonds and preferred securities in excess of such 35%;

vii.	to the extent 35% of the Eligible Securities' Current Market Value consists of non-USD securities, any non-USD securities in excess of such 35%;

viii.	to the extent 10% of the Eligible Securities' Current Market Value consists of HKD-denominated common stock, any HKD-denominated common stock in excess of such 10%; and

ix.
To the extent 10% of the Eligible Securities' Current Market Value consists of common stock, non-convertible and convertible preferred securities or non-convertible and convertible corporate bonds, and such securities are issued by an issuer incorporated in Hong Kong or Portugal, any such securities in excess of such 10%.

3.	Equity Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Eligible Securities shall be:

i.
subject to paragraphs ii and iii below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (1) the Equity Core Collateral Rate and (2) the sum of the Equity Concentration Factor, the Equity Liquidity Factor, and the Equity Volatility Factor;

ii.
100% if (A) the product determined under paragraph i above is greater than 100%, (B) the Current Market Value per share of the relevant equity securities is lower than USD $3, or (C) if Section 3(a), (b) or (c) so provides; and

iii.
determined by BNPP PB, Inc. on a case-by-case basis, if Customer or Customer's Advisor (i) is an Affiliate of the Issuer of the relevant equity securities or (ii) beneficially owns more than 9% of either (a) the voting interests of the Issuer or (b) any voting class of equity securities of the Issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise).

(a)	Equity Concentration Factor.

The "Equity Concentration Factor" shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if its related Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Issuer Position Concentration	Equity Concentration Factor
Equal to or greater than 5% and less than 10%	0.5

(b)	Equity Liquidity Factor.

The "Equity Liquidity Factor" shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Days of Trading Volume is equal to or greater than 10.

Days of Trading Volume	Equity Liquidity Factor
Less than 2	0
Equal to or greater than 2 and less than 5	1
Equal to or greater than 5 and less than 7	2
Equal to or greater than 7 and less than 10	3

(c)	Equity Volatility Factor.

The "Equity Volatility Factor" shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Equity Volatility is equal to or greater than 100%.

Equity Volatility	Equity Volatility factor
Less than 20%	-0.15
Equal to or greater than 20% and less than 35%	0
Equal to or greater than 35% and less than 50%	0.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

4.	Debt Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Debt Securities shall be the sum of (A) the Debt Core Collateral Rate and (B) the product of (1) the Debt Core Collateral Rate and (2) the sum of the Debt Concentration Factor and the Debt Liquidity Adjustment; provided that the Collateral Percentage for any debt security which trades below 40% of its nominal value shall be 100%.

(a) Debt Core Collateral Rate.

The "Debt Core Collateral Rate" shall be based on the credit quality of the Issuer as set forth below. The lower of the S&P or Moody's rating as shown below will be used to determine the credit quality of the Issuer; provided, that if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used.

S& P's Rating	Moody's Rating	Debt Core Collateral Rate
AAA to A-	Aaa to A3	30%
BBB+ to BBB-	Baa1 to Baa3	40%
BB+ to BB-	Ba1 to Ba3	60%
B+ to B- / NR	B1 to B3 / NR	60%
CCC+ to CCC-	Caa1 to Caa3	100%
Below CCC- or defaulted	Below Caa3 or defaulted	100%

(b)	Debt Concentration Factor

The "Debt Concentration Factor" shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if its related Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Issuer Position Concentration	Debt Concentration Factor
Equal to or greater than 5% and less than 10%	0.5
                        (c)                    Debt Liquidity Adjustment
The "Debt Liquidity Adjustment" shall be determined pursuant to the following table; provided that, notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if its percentage of Issue Size is equal to or greater than 10%.

Percentage of Issue Size	Debt Liquidity Adjustment
Less than 10%	0

5.	Positions Outside the Scope of this Appendix -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein. The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix shall be determined by BNPP PB, Inc. in its sole discretion.

6.	One-off Collateral Requirements -

From time to time BNPP PB, Inc. may, at its sole discretion, agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position.

7.	Certain Definitions -

(a)	"Affiliate" means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933.

(b)	"Bloomberg" means the Bloomberg Professional service.

(c)	"Collateral Percentage" means the percentage as determined by BNPP PB, Inc. according to this Appendix A.

(d)
"Current Market Value" means with respect to a Position, an amount equal to the product of (i) the number of the relevant security and (ii) the price per share of the relevant security (determined by BNPP PB, Inc.).

(e)
"Days of Trading Volume" means with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by BNPP PB, Inc. in its sole discretion), as denominator.

(f)	"Debt Security" means convertible and non-convertible preferred securities and corporate debt securities.

(g)	"Equity Core Collateral Rate" means 15%.

(h)
"Equity Volatility" means with respect to an equity security, the 90-day historical volatility of such security as determined by BNPP PB, inc. in its sole discretion or, if the 90-day historical price volatility of such security is unavailable, the 30-day historical price volatility of such security as determined by BNPP PB, Inc. in its sole discretion.

(i)
"Gross Market Value" of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long.

(j)	"Issuer" means, with respect to an applicable security, the issuer of such security.

(k)
"Issuer Position Concentration" means with respect to a Position issued by an Issuer, an amount equal to the quotient of (i) the absolute value of the Current Market Value of all Positions (whether debt or equity) issued by the same Issuer and (it) absolute value of the Gross Market Value of all of Customer's Positions, expressed as a percentage.

(l)	"Issue Size" means with respect to a Position in an applicable security of an Issuer, the aggregate market value of all such securities issued by the Issuer.

(m)	"Portfolio Gross Market Value" means the Gross Market Value (as defined in this Appendix A) of all of Customer's Positions that are Eligible Securities (as defined in this Appendix A).

(n)
"Structured Securities" means any security (i) the payment to a holder of which is linked to a different security, provided that such different security is issued by a different issuer or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

Appendix B
Pricing

Old Mutual Claymore Long Short Fund (OLA)

Financing Rate
Customer Debit Rate
1 Month Libor + 75 bps
ISO Code
USD

Arrangement Fee
          Waived

Renewal Fee
          Waived

Commitment Fee

Customer shall pay a commitment fee equal to 65 bps on the amount of undrawn Maximum Commitment Financing, to be paid when the amount calculated under the Financing Rate above is due.

Other

OLA will receive the relevant revenue from all rehypothecation of securities in OLA.

Options Execution with the Desk

$3 a contract